Exhibit 4.47

Authorization License for Usage of Trademark

Trademark:

Licensor: China Electric Equipment Group Co., Ltd.

Address: 88 Shengtai Road, Jiangning Economic & Technical Development District, Nanjing

Postcode: 21000

Tel.: +86-25-83275358

Country: People’s Republic of China

Sub-license (yes or no): No

Licensee: China Sunergy (Nanjing) Co., Ltd.

Address: 88, Shengtai Road, Jiangning Economic & Technical Development District, Nanjing

Postcode: 211100

Tel.: +86-25-52766699

Country: People’s Republic of China

Agent Name: China Trademark & Patent Law Office Co., Ltd.

Effective Date of the License Contract: February 9, 2006

Expiration Date for the License Contract: February 9, 2026

Trademark Registration Number: 4707914-16, 4707924-29, 4707931-43, 4707947-53

Class: 2-7, 11-14, 16-22, 24-25, 27-30, 32-33, 36, 38, 40, 42, 43

License Purpose: for ordinary business of China Sunergy (Nanjing) Co., Ltd.

Licenser’s seal (Seal) (signature):	Licensee’s seal (Seal) (signature):

/s/ China Electric Equipment Group Co., Ltd.	/s/ China Sunergy (Nanjing) Co., Ltd.

Notes:

1.	License of joint owned trademark shall be applied by a representative delegated by the co-owners, and this action shall be deemed as authorized by other co-owners.

2.	The sub-licensor who applies for registration shall fill in the corresponding information of licensor, and shall remark in the volume of the sub-license.

3.	This Trademark is still at the application stage, the Trademark is owned by China Electric Equipment Group Co., Ltd., after duly registration of the Trademark, this Agreement shall still be effective.